Janet Nittmann
jnittmann@doversaddlery.com
978-952-8062x218/

FOR IMMEDIATE RELEASE

Dover Saddlery Announces Second-Quarter 2006 Results

LITTLETON, MA – August 10, 2006 – Dover Saddlery, Inc. (NASDAQ: DOVR), the largest direct marketer of equestrian products in the United States, today announced its financial results for the second quarter ended June 30, 2006.

Revenue for the second quarter of fiscal 2006 rose to $17.8 million, an increase of 8.9%, or $1.5 million, from $16.3 million for the same period in 2005. Net income for the second quarter of 2006 was $448,000, or $0.09 per diluted share, compared with $515,000, or $0.11 per diluted share, for the same quarter a year earlier.

“The second quarter was marked by the very strong performance of our new annual catalogs for both the Dover Saddlery and Smith Brothers brands,” said Stephen L. Day, president and chief executive officer of Dover Saddlery, “We were also very pleased to have added four retail stores in the very significant equestrian areas of Maryland and Virginia through our acquisition of Dominion Saddlery.”

Direct sales channel revenue for the second quarter of 2006 increased 10.8%, or $1.5 million, to $14.9 million compared with the same quarter a year ago. Gross profit rose by 7.9% to $6.5 million from $6.0 million for the same period in 2005.

For the first six months of 2006, total revenue increased 13.8%, or $4.2 million, to $34.8 million from $30.6 million for the same period in 2005. Revenues from the retail channel increased 16.4%, or $0.7 million, while revenues from the direct sales channel increased 13.4%, or $3.5 million, over the same period in 2005. Net income for the first six months of 2006 rose by 17%, or $91,000, to $643,000 from $552,000 for the same period in 2005.

Business Outlook

Dover Saddlery reaffirms its business outlook for the current year. The company continues to expect that total 2006 revenue will range from $68 million to $72 million, increases in the range of 9% to 14% over 2005 revenue.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call today at 5:00 p.m. ET to discuss its second quarter financial results. This call will be available live at http://investor.shareholder.com/DOVR/ and will be archived for one year. In addition, a phone replay will be available until August 17th by dialing (719)457-0820, passcode 5459164.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (Nasdaq: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about integration of Dominion’s business as part of Dover Saddlery’s retail store expansion strategy, and maintenance and growth of Dominion’s revenues following introduction of some of Dover Saddlery’s additional products to Dominion’s existing customer base. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenue — direct	14,893	13,443	29,856	26,319
Revenue — retail	2,888	2,891	4,958	4,261

Revenue — total	$17,781	$16,334	$34,814	$30,580
Cost of Revenue	11,297	10,323	22,356	19,495

Gross Profit	6,484	6,011	12,458	11,085
Selling, general and administrative expenses	5,501	4,682	10,934	9,228
Operating Income	$983	$1,329	$1,524	$1,857
Interest expense	223	409	432	801

Income before provision for income taxes	760	920	1,092	1,056
Provision for income taxes	312	405	449	505

Net Income	$448	$515	$643	$551
Preferred Stock dividend	—	40	—	80
Net income attributed to common stockholders	448	475	643	471
Net Income Per Common Share
Basic	$0.09	$0.16	$0.13	$0.16
Diluted	$0.09	$0.11	$0.12	$0.12
Number of Shares Used in Per Share Calculations
Basic	5,074	3,023	5,074	3,023
Diluted	5,192	4,553	5,192	4,519
Other Operating Data:
Number of Retail Stores (1)	4	4	4	4
Capital Expenditures	$118	$174	$187	$585
GP Margin — % (1)	36.5%	36.8%	35.8%	36.2%

(1) Excludes the acquisition of Dominion stores on June 29, 2006.

DOVER SADDLERY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)

Current assets:
Cash and cash equivalents	$148	$2,887
Accounts receivable	557	160
Inventory	11,612	10,072
Prepaid catalog costs	2,575	1,601
Prepaid expenses and other current assets	857	1,136

Total current assets	15,749	15,856

Property, Plant & Equipment	1,694	1,729

Other assets:
Deferred income tax assets	306	254
Goodwill and other assets, net	14,991	13,838

Total other assets	15,297	14,092

Total assets	$32,740	$31,677

Current liabilities:
Short term bank borrowing/Current portion of capital lease obligations	$1,550	$171
Accounts payable	2,370	2,629
Accrued expenses and other current liabilities	2,076	2,949
Deferred income tax liability	302	274

Total current liabilities	6,298	6,023

Long-term liabilities:
Revolving line of credit	5,250	5,000
Subordinated notes payable	3,000	3,000
Capital lease obligation, net of current portion	182	272

Total long-term liabilities	8,432	8,272

Stockholders’ equity:
Common Stock, par value $0.0001 per share; 15,000,000 shares authorized, issued 5,074,344 as of June 30, 2006 and December 31, 2005	1	1
Additional paid in capital	43,883	43,883
Accumulated other comprehensive income	33	48
Treasury Stock, 795,865 shares at cost	(6,082)	(6,082)
Retained deficit	(19,825)	(20,468)

	18,010	17,382

Total liabilities and stockholders’ equity	$32,740	$31,677